Exhibit 99.1

For Immediate Release

ABBOTT REPORTS FIRST QUARTER RESULTS

LED BY STRONG MEDICAL PRODUCTS PERFORMANCE

–   Shows Year-Over-Year and Sequential Improvement

in Gross Margin and Continued Strong Cash Flow   –

ABBOTT PARK, Ill., April 19, 2006 — Abbott today announced financial results for the first quarter ended March 31, 2006.

•      Abbott’s diluted earnings per share for the first quarter were $0.57, excluding specified items and including, for the first time, the impact of stock compensation expense - within the company’s previous guidance range of $0.56 to $0.58. Diluted earnings per share under U.S. Generally Accepted Accounting Principles (GAAP) increased in the quarter to $0.56 from $0.53 in 2005.

•      The gross margin ratio improved by approximately 500 basis points from the first-quarter 2005.

•      Cash flow remained strong this quarter, with operating cash flow of $1.2 billion.

•      Adjusting both periods for the amendment of the Boehringer Ingelheim distribution agreement, worldwide sales increased 7.9 percent before an unfavorable 2.7 percent effect of exchange rates. Reported worldwide sales were $5.2 billion, down 3.7 percent.

•      Medical products sales increased double-digits in the first quarter, led by strong performance in Abbott Diabetes Care and U.S. nutrition sales, as well as more than 50 percent growth in Abbott Vascular following the U.S. launch of StarClose®.

•      During the quarter, Abbott began reporting international nutritionals as a new operating division, Abbott Nutrition International (ANI), which is focused on the rapidly growing international nutrition market. ANI reported sales of $376 million, an increase of 18.2 percent.

•      Pharmaceutical sales growth was driven by the strong double-digit performance of HUMIRA®, TriCor®, Depakote® and Kaletra®, following the launch of the more convenient tablet formulation.

•      Abbott recently received European regulatory approval for its previously announced agreement to purchase Guidant’s vascular business, which is contingent upon the closing of Boston Scientific’s acquisition of Guidant. The proposed transaction is under review by the U.S. Federal Trade Commission.

“We achieved our performance expectations for the quarter,” said Miles D. White, chairman and chief executive officer, Abbott. “Our market-leading products and businesses delivered strong results, led by double-digit growth in medical products. In addition, we made significant progress during the quarter to advance our broad-based business strategy with the agreement to acquire Guidant’s vascular business.”

-more-

The following is a summary of first-quarter 2006 sales for each of Abbott’s major operating divisions.

Sales Summary —	1Q06	% Change	% Change of all	Impact of Exchange
Quarter Ended 3/31/06	($ millions)	vs. 1Q05	non-BI Products	on % Change

Total Sales	$5,183	(3.7)	5.2	(2.7)

Total U.S. Sales	$2,674	(9.7)	6.7	—

Total International Sales	$2,509	3.7		(6.0)

U.S. Pharmaceutical Sales	$1,448	(22.6)	2.2	—

Abbott International (non-U.S. Pharmaceuticals)	$1,447	0.9		(6.5)

Ross Products	$766	13.0		—

Abbott Nutrition International Sales*	$376	18.2		(2.4)

Worldwide Diagnostics Sales	$918	3.5		(4.4)

U.S. Diagnostics	$330	7.0		—

International Diagnostics	$588	1.6		(6.8)

* The international nutrition business, formerly a part of Abbott International, was realigned as a new division, Abbott Nutrition International (ANI), effective for 2006 reporting. See Q&A Answer 10 for further discussion.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s first-quarter 2006 sales for selected products.

		Percent		Percent			Percent
Quarter Ended 3/31/06	U.S.	Change	Rest of	Change		Global	Change
(dollars in millions)	Sales	vs. 1Q05	World	vs. 1Q05		Sales	vs. 1Q05
Pharmaceutical Products
HUMIRA	$218	33.2	$174	46.9	(a)	$392	38.9
Kaletra	$120	27.6	$160	11.3	(b)	$280	17.7
Biaxin (clarithromycin)	$51	(55.2)	$198	(17.3	)(c)	$249	(29.5)
Depakote	$229	12.0	$17	39.0		$246	13.5
Ultane/Sevorane	$82	9.4	$125	2.5	(d)	$207	5.2
TriCor	$205	20.0	—	—		$205	20.0
Omnicef	$143	5.9	—	—		$143	5.9
Synthroid	$111	(9.9)	$15	18.2		$126	(7.4)
Leuprolide	—	—	$53	0.4	(e)	$53	0.4
Lansoprazole	—	—	$40	11.8	(f)	$40	11.8

Medical Products
Pediatric Nutritionals	$272	(1.9)	$200	30.8		$472	9.7
Adult Nutritionals	$254	1.1	$185	8.4	(g)	$439	4.1
Abbott Diabetes Care	$139	11.7	$134	9.6	(h)	$273	10.7
Abbott Vascular	$53	85.2	$30	15.5	(i)	$83	52.1

TAP Pharmaceutical Products
(not consolidated in Abbott’s sales)
Prevacid	$616	4.5	—	—		$616	4.5
Lupron	$169	(1.5)	—	—		$168	(1.5)

(a) Without the negative impact of exchange of 13.9 percent, Humira sales increased 60.8 percent internationally.

(b) Without the negative impact of exchange of 6.7 percent, Kaletra sales increased 18.0 percent internationally.

(c) Without the negative impact of exchange of 6.3 percent, clarithromycin sales decreased 11.0 percent internationally.

(d) Without the negative impact of exchange of 6.3 percent, Sevorane sales increased 8.8 percent internationally.

(e) Without the negative impact of exchange of 4.6 percent, leuprolide sales increased 5.0 percent internationally.

(f) Without the positive impact of exchange of 4.9 percent, lansoprazole sales increased 6.9 percent internationally.

(g) Without the negative impact of exchange of 5.4 percent, Adult Nutritionals sales increased 13.8 percent internationally.

(h) Without the negative impact of exchange of 8.0 percent, Abbott Diabetes Care sales increased 17.6 percent internationally.

(i) Without the negative impact of exchange of 10.5 percent, Abbott Vascular sales increased 26.0 percent internationally.

Business Highlights

•      In March, at the American College of Cardiology Scientific Sessions, Abbott presented the first human clinical data for ZoMaxxTM, Abbott’s investigational coronary drug-eluting stent system. The data demonstrated 100 percent procedural success and no major adverse cardiac events during the four-month follow-up period.

•      Abbott received U.S. Food and Drug Administration (FDA) regulatory approval to market FreeStyle® FreedomTM, a blood glucose monitoring system with a fast five-second average testing time and a large, easy-to-read display. FreeStyle Freedom offers virtually pain-free testing, using a blood sample size of 0.3 micro liter, the smallest sample size required of any blood glucose monitoring product on the market.

•      Beginning in 2006, the international nutrition business, formerly a part of Abbott International, is operating as a new division, Abbott Nutrition International. The new structure allows for more focus on both Abbott’s pharmaceutical and nutrition businesses outside the United States, while promoting a stronger relationship between the U.S. and International Nutrition businesses. Abbott is announcing plans to expand nutritional plant capacity in Asia to support growth, particularly in China.

•      Results from CLASSIC-I, a Phase III pivotal study designed to evaluate the efficacy and tolerability of HUMIRA® (adalimumab) to induce remission in patients with active Crohn’s disease, were published in Gastroenterology. Results of this study indicated that treatment with HUMIRA induced a statistically significant increase in remission at four weeks compared to placebo. Crohn’s disease affects approximately 500,000 people in the United States. Approximately 75 percent of these patients may require future surgery.

•      Abbott announced a broad drug-discovery collaboration with Myriad Genetics. Under a five-year research agreement, Myriad will use its genetics and other discovery technologies to identify human genomic profiles associated with a variety of diseases. Abbott will advance these discoveries through its chemical genomics platform to identify targets and leads for drug discovery. Each company will have exclusive rights to the therapeutic targets and lead drug compounds to expand its respective therapeutic pipelines.

Abbott confirms earnings-per-share guidance for the full-year 2006 and issues earnings-per-share guidance for the second-quarter 2006

Abbott’s earnings-per-share guidance, including the impact of stock compensation expense, for full-year 2006 remains unchanged at $2.51 to $2.57 and, for the first time, Abbott is providing earnings-per-share guidance of $0.59 to $0.61 for the second quarter, both excluding specified items.

This guidance does not include the estimated impact of the Guidant vascular transaction. Abbott will provide additional details after the completion of this acquisition.

Abbott expects previously announced specified items for the full-year 2006 of $0.05 per share, with $0.01 per share expected in the second-quarter 2006. Including the specified items, projected earnings per share under GAAP would be $2.46 to $2.52 for the full-year 2006 and $0.58 to $0.60 for the second quarter. The estimate of specified items excludes those items associated with the Guidant vascular acquisition, which will include acquired in-process R&D expense and other one-time charges associated with the transaction. The company expects to provide estimates of these items by the second-quarter earnings conference call.

Abbott declares quarterly dividend

On Feb. 17, 2006, the board of directors of Abbott increased the company’s quarterly common dividend to 29.5 cents per share. The cash dividend is payable May 15, 2006, to shareholders of record at the close of business on April 13, 2006. This marks the 329th consecutive dividend paid by Abbott since 1924.

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 60,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in the “Risk Factors” section and Exhibit 99.1 of our Securities and Exchange Commission Form 10-K for the period ended December 31, 2005, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:

Melissa Brotz

John Thomas

(847) 935-3456	(847) 938-2655

Jonathon Hamilton

Larry Peepo

(847) 935-8646	(847) 935-6722

Tina Ventura
(847) 935-9390

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2006 and 2005

(unaudited)

	2006	2005	Percent Change

Net Sales	$5,183,459,000	$5,382,679,000	(3.7	)(1)
Cost of products sold	2,169,704,000	2,522,531,000	(14.0	)(2)
Research & development	485,142,000	436,656,000	11.1	(2)
Selling, general & administrative	1,464,415,000	1,287,621,000	13.7	(2)
Total Operating Cost and Expenses	4,119,261,000	4,246,808,000	(3.0)

Operating earnings	1,064,198,000	1,135,871,000	(6.3)

Net interest expense	34,519,000	42,270,000	(18.3)
Net foreign exchange (gain) loss	(610,000)	(3,046,000)	n/m
(Income) from TAP Pharmaceutical Products Inc. joint venture	(101,311,000)	(82,845,000)	22.3
Other (income) expense, net	(3,417,000)	1,636,000	n/m
Earnings before taxes	1,135,017,000	1,177,856,000	(3.6)
Taxes on earnings	270,134,000	339,968,000	(20.5)

Net Earnings	$864,883,000	$837,888,000	3.2	(2)

Net Earnings Excluding Specified Items, as described below	$882,274,000	$919,097,000	(4.0	)(2)(3)

Diluted Earnings Per Common Share	$0.56	$0.53	5.7	(2)

Diluted Earnings Per Common Share
Excluding Specified Items, as described below	$0.57	$0.58	(1.7	)(2)(3)

Diluted Earnings Per Common Share
Excluding Specified Items and Incremental Stock
Compensation Expense, as described below	$0.64	$0.58	10.3	(2)(3)

Average Number of Common Shares Outstanding Plus Dilutive
Common Stock Options and Awards	1,537,695,000	1,569,505,000

(1) Adjusting both periods for the amendment of the Boehringer Ingelheim distribution agreement, net sales increased by 5.2 percent.

(2) 2006 results include incremental stock compensation expense that was not required under Generally Accepted Accounting Principles in 2005. Incremental stock compensation expense in 2006 totaled $103 million, after-tax, or $0.07 per share. See Q&A Answer 4 for stock compensation expense detail by Consolidated Statement of Earnings line item.

(3) 2006 Earnings Excluding Specified Items excludes after-tax charges of $17 million or $0.01 per share primarily related to cost reduction/integration activities and other. 2005 Earnings Excluding Specified Items excludes after-tax charges of $24 million or $0.01 per share primarily related to cost reduction initiatives and $57 million or $0.04 per share related to the tax expense associated with the repatriation of foreign earnings.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions and Answers

Q1)         What impacted total sales growth?

A1)         Adjusted for sales from the Boehringer Ingelheim (BI) distribution agreement in both periods and before the effect of exchange rates, total corporate sales growth for the first quarter was 7.9 percent. Reported worldwide sales were $5.2 billion, down 3.7 percent, including a 2.7 percent unfavorable impact of exchange rates. The unfavorable effect of exchange rates versus the prior year is expected to be strongest in the first quarter, moderating over the remaining quarters of 2006, if rates were to continue at current levels.

As announced in August 2005, we amended our co-promotion and distribution agreement for the three BI products: Mobic, Flomax and Micardis. As of Jan. 1, 2006, Abbott no longer distributes these products and no longer records sales for distribution activities. Although this change reduces reported 2006 sales growth, it also results in significant improvements in the gross margin ratio, as discussed below. Abbott earns a small residual commission related to these products in 2006, and the expected 2006 contribution to net income remains the same as would have occurred under the original agreement.

Q2)         What drove pharmaceutical sales growth, as adjusted for the BI products?

A2)         In the United States, growth was led by double-digit increases in HUMIRA, Kaletra, TriCor and Depakote. HUMIRA increased more than 33 percent as the product continued to gain market share in both the rheumatology and dermatology self-injectable biologics markets. We remain on track to achieve our full-year HUMIRA worldwide sales forecast of more than $1.9 billion. Growth in U.S. pharmaceuticals was partially offset by a decline in Biaxin sales resulting from the May 2005 entrance of generic competition for the immediate-release formulation, as well as a weaker flu season. As a reminder, we continue to promote the once-daily formulation, Biaxin XL, which is not subject to generic competition.

Sales of Abbott’s international pharmaceuticals increased 7.4 percent during the quarter, before a 6.5 percent unfavorable impact from exchange. International growth was favorably impacted by double-digit growth of Kaletra, as well as the continued strength of HUMIRA, with sales this quarter up 47 percent, or more than 60 percent before the impact of exchange. Growth was partially offset by lower clarithromycin sales resulting from a weaker flu season.

Q3)         What drove double-digit medical products sales growth?

A3)         Double-digit sales growth in medical products was led by Abbott Vascular, which grew more than 50 percent globally. Abbott Vascular’s strong performance was led by the successful U.S. launch of the StarClose vascular closure device and continued momentum of the Xact/Emboshield carotid stent system launch. Double-digit sales growth in Abbott Nutrition International, Ross Products and Abbott Diabetes Care also contributed to the strong results in medical products.

Q4)         How did stock compensation expense impact the quarter?

A4)         First-quarter 2006 earnings per share includes incremental stock compensation expense of $0.07 per share that was included in the various line items of the Consolidated Statement of Earnings, as follows (in millions):

1Q06
Cost of products sold	$9
R&D	$32
SG&A	$94
Pre-tax Total	$135
Taxes	$32
After-tax Total	$103

The remaining $0.08 to $0.09 per share of forecasted incremental stock compensation expense is expected to occur evenly throughout the last three quarters of 2006. As a reminder, most stock compensation expense was not required to be charged to earnings under GAAP prior to 2006.

Q5)         How did specified items and stock compensation expense affect reported results?

A5)         Specified items and stock compensation expense impacted first-quarter Net Earnings as follows (dollars in millions, except earnings-per-share data):

	1Q06			1Q05
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$1,135	$865	$0.56	$1,178	$838	$0.53
Add back specified items:
Cost reduction/integration activities and other	$23	$17	$0.01	$31	$24	$0.01
Tax expense for repatriation	—	—	—	—	$57	$0.04
Excluding specified items	$1,158	$882	$0.57	$1,209	$919	$0.58
Add back incremental stock compensation expense	$135	$103	$0.07	—	—	—
As adjusted	$1,293	$985	$0.64	$1,209	$919	$0.58

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q06				1Q05
	Cost of Products Sold	R&D	SG&A	Total	Cost of Products Sold	SG&A	Total
Cost reduction/integration activities and other	$11	$(2)	$14	$23	$25	$6	$31
Total	$11	$(2)	$14	$23	$25	$6	$31

The first-quarter 2006 specified items above are primarily related to previously announced initiatives to reduce costs and improve gross margins related to Abbott’s manufacturing and acquisition integration activities. First-quarter 2005 results were impacted by specified items related to the tax expense for repatriated earnings and the residual impacts of acquisitions and restructurings.

Q6)         How does the first-quarter gross margin profile compare to the prior year?

A6)         The gross margin ratio improved this quarter by approximately 500 basis points, to 58.5 percent, excluding specified items and stock compensation expense, consistent with our forecast. Gross margin before and after specified items and stock compensation expense is shown below (dollars in millions):

	1Q06			1Q05
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,170	$3,014	58.1%	$2,523	$2,860	53.1%
Less incremental stock compensation expense	$(9)	$9	0.2%	—	—	—
Excluding stock compensation expense	$2,161	$3,023	58.3%	$2,523	$2,860	53.1%
Less specified items:
Cost reduction/integration activities and other	$(11)	$11	0.2%	$(25)	$25	0.5%
As adjusted	$2,150	$3,034	58.5%	$2,498	$2,885	53.6%

The significantly improved gross margin ratio resulted primarily from the amendment to the BI agreement, which ended Abbott’s activities as the distributor of these low-margin products effective Jan. 1, 2006.

Q7)         How much did R&D and SG&A increase during the quarter?

A7)         The inclusion of stock compensation expense in 2006 results has impacted the comparison of R&D and SG&A expense to the prior year as described in the following table:

	1Q06			1Q05	% Increase
	Stock Comp. Expense	Other	Total	Total	Reported	Excl. Stock Comp. Expense
R&D	$32	$453	$485	$437	11.1%	3.9%
SG&A	$94	$1,370	$1,464	$1,288	13.7%	6.4%

Excluding stock compensation expense, both R&D and SG&A investment increased in the mid-single-digit range during the quarter, in line with our expectations. Our full-year guidance of mid- to high-single-digit growth remains unchanged. Including stock compensation expense, we expect double-digit increases in both of these line items for the full year.

Q8)         What was the tax rate in the quarter?

A8)         The tax rate this quarter was 23.8 percent, in line with our previous forecast.

Q9)         How did the TAP joint venture perform in the quarter?

A9)         Income from the TAP joint venture of $101 million was in line with our previous expectations for the quarter. Total TAP sales were $785 million, up 3 percent. Prevacid sales were up 4.5 percent, while Lupron sales were down 1.5 percent, consistent with the full-year outlook for both products. We continue to expect full-year 2006 income from the TAP joint venture of $450 million to $475 million.

Q10)       How is the new Abbott Nutrition International division (ANI) reflected in reporting?

A10)       The international nutrition business, formerly a part of Abbott International (AI), was realigned as a new division, Abbott Nutrition International (ANI), for 2006 reporting. This was done to enhance the strategic focus of this large and rapidly growing business, positioning it to maximize the many opportunities in nutritional markets around the world. As a result, sales performance of ANI will now be reported in the quarterly earnings release, as will Abbott International, which is now focused solely on pharmaceuticals.

The following table provides a comparison of the new reporting structure to the prior year:

	1Q06	1Q05
	New Reporting Structure	As Reported
Abbott International (Included Pharmaceuticals and Nutritionals in 2005)	—	$1,753
Abbott International (non-U.S. Pharmaceuticals only in 2006)	$1,447	—
Abbott Nutrition International (Nutritionals only in 2006)	$376	—
Total	$1,823	$1,753

The historical results of this new reporting structure are as follows:

	As Reported	2006 Reporting Basis
	Abbott International	ANI	Abbott International
2004
1st Quarter	$1,496	$287	$1,209
2nd Quarter	$1,508	$313	$1,195
3rd Quarter	$1,445	$314	$1,131
4th Quarter	$1,717	$349	$1,368
Total	$6,166	$1,263	$4,903

2005
1st Quarter	$1,753	$318	$1,435
2nd Quarter	$1,770	$361	$1,409
3rd Quarter	$1,644	$366	$1,278
4th Quarter	$1,800	$369	$1,431
Total	$6,967	$1,414	$5,553

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